UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Broadridge Appoints Richard J. Haviland as Lead Director

of its Board of Directors

Lake Success, New York – November 9, 2009 – Broadridge Financial Solutions, Inc. (NYSE:BR) today announced the appointment of Richard J. Haviland as Lead Director of its Board of Directors effective immediately. Mr. Haviland has been a member of Broadridge’s Board of Directors from the time of Broadridge’s inception in 2007. Mr. Haviland is currently, and will continue to be, a member and the Chair of Broadridge’s Audit Committee and a member of its Compensation Committee.

-ends-

About Broadridge

Broadridge Financial Solutions, Inc., with over $2.1 billion in revenues in fiscal year 2009 and more than 40 years of experience, is a leading global provider of technology-based solutions to the financial services industry. Our systems and services include investor communication, securities processing, and clearing and outsourcing solutions. We offer advanced, integrated systems and services that are dependable, scalable and cost-efficient. Our systems help reduce the need for clients to make significant capital investments in operations infrastructure, thereby allowing them to increase their focus on core business activities. For more information about Broadridge, please visit www.broadridge.com.

Contacts:

Investors

Marvin Sims

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5477